For information contact Mary Beth Higgins Herbst Gaming (702) 889-7600

HERBST GAMING REPORTS THIRD QUARTER EARNINGS

(LAS VEGAS) November 2, 2005 — Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the third quarter and nine-month period ended September 30, 2005.

The Company reported net revenues of $134.0 million for the three months ended September 30, 2005, an increase of 43%, or $40.2 million, compared with $93.8 million in the prior year’s quarter. The Company recorded net income of $7.6 million for the three months ended September 30, 2005, compared with net income of $7.2 million in the prior year’s quarter. Net income for the three months ended September 30, 2005 reflected approximately $3.4 million of charges from the retirement of assets. These charges were incurred as a result of the demolition in the third quarter of a portion of the hotel rooms of Terrible’s Hotel & Casino in Las Vegas in connection with the construction of its new parking structure and casino floor expansion. Consolidated EBITDA (as such term is defined in footnote 6 below) was $29.2 million for the quarter ended September 30, 2005, an increase of 61%, or $11.0 million, compared with Consolidated EBITDA of $18.2 million for the same quarter in 2004.

The Company reported net revenues of $396.1 million for the nine months ended September 30, 2005, an increase of 43%, or $119.3 million, compared with $276.8 million in the prior year period.  Net income was $38.0 million for the nine months ended September 30, 2005, compared with net loss of $17.2 million in the prior year period. The loss in 2004 was a direct result of the debt refinancing in June 2004 that resulted in approximately $38.0 million of charges from the early retirement of debt.  Net income for the nine months ended September 30, 2005 reflected approximately $3.4 million of charges from the retirement of assets. These charges were incurred as a result of the demolition in the third quarter of a portion of the hotel rooms of Terrible’s Hotel & Casino in Las Vegas in connection with the construction of its new parking structure and casino floor expansion. Consolidated EBITDA was $93.1 million for the nine months ended September 30, 2005, an increase of 66%, or $36.9 million, compared with Consolidated EBITDA of $56.2 million for the same period in 2004.

The results for the three and nine-month periods ended September 30, 2005 included the performance of the casino assets acquired from Grace Entertainment, Inc. (“Grace”) as of February 1, 2005, the date the acquisition of such casino assets was completed. These assets consisted of the St. Jo Frontier Casino, in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and the Lakeside Casino Resort in Osceola, Iowa.

See footnote 6 to “Selected Financial Information” below for a detailed definition of EBITDA and a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2005 financial results on Wednesday, November 2, 2005 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 884-5695 (Domestic), (617) 786-2960 (International), PIN No. 67946647. A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, November 9, 2005 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010 (Domestic), (617) 801-6888 (International), PIN No. 60133463.

A copy of the third quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

Income Statement Data
Revenues
Route Operations	$73,548	$83,581	$215,291	$250,188
Casino Operations
Nevada	22,422	22,553	67,871	71,175
Other states	—	31,794	—	86,119
Other	847	1,528	2,673	4,255
Total revenues	96,817	139,456	285,835	411,737
Promotional allowances — route	(76)	(69)	(310)	(152)
Promotional allowances — casino
Nevada	(2,962)	(3,128)	(8,727)	(9,273)
Other states	—	(2,302)	—	(6,177)
	(3,038)	(5,499)	(9,037)	(15,602)
Net revenues	93,779	133,957	276,798	396,135
Cost and expenses
Route operations	57,907	64,923	168,131	190,459
Casino operations
Nevada	14,120	14,829	41,835	44,292
Other states	—	21,881	—	58,506
Depreciation and amortization	6,610	9,148	19,890	25,784
General and administrative	3,619	3,226	10,756	10,376
Loss on retirement of assets	—	3,360	—	3,360
Total costs and expenses	82,256	117,367	240,612	332,777
Income from operations	11,523	16,590	36,186	63,358
Interest income	51	143	150	563
Interest expense	(4,411)	(8,938)	(15,527)	(25,743)
Loss on early retirement of debt	—	(221)	(37,991)	(221)
	(4,360)	(9,016)	(53,368)	(25,401)

Net income (loss)	$7,163	$7,574	$(17,182)	$37,957

	December 31,	September 30,
	2004	2005

Balance Sheet Data
Cash and cash equivalents	$138,172	$71,323
Total assets	318,431	531,414
Total debt (1)	333,412	504,838
Stockholders’ deficiency	$(30,764)	$(2,986)

	Nine-Months Ended September 30,
	2004	2005
Other data:
Ratio of earnings to fixed charges (2)	2.2X	2.5X
Net cash provided by operating activities	$36,146	$73,764
Net cash used in investing activities	(11,103)	(299,405)
Net cash provided by financing activities	(28,596)	158,882
Capital expenditures	9,862	34,205

	Three Months Ended September 30,		Nine-Months Ended September 30,
	2004	2005	2004	2005
Route EBITDA (3)	$15,565	$18,589	$46,850	$59,577
Casino EBITDA (4)
Nevada (4)	5,340	4,596	17,309	17,610
Other states (4)	—	7,611	—	21,436
	20,905	30,796	64,159	98,623
Other and Corporate Adjusted (5)	(2,721)	(1,555)	(7,933)	(5,558)
Consolidated EBITDA (6)	$18,184	$29,241	$56,226	$93,065

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges, loss on early retirement of debt and extraordinary items. Fixed charges consist of interest expensed and capitalized.

(3)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(4)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(5)          Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses, interest income and costs associated with the early retirement of debt and is adjusted for $3.4 million in costs associated with the retirement of assets for the three and nine month periods ending September 30, 2005.

(6)          Consolidated EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest, costs associated with the early retirement of debt and costs associated with the retirement of assets. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income (loss) to Consolidated EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

Net Income (loss)	$7,163	$7,574	$(17,182)	$37,957
Loss on early retirement of debt	—	221	37,991	221
Loss on retirement of assets	—	3,360	—	3,360
Interest expense	4,411	8,938	15,527	25,743
Depreciation and amortization	6,610	9,148	19,890	25,784
Consolidated EBITDA	$18,184	$29,241	$56,226	$93,065